ARTHUR LAM Chartered Accountant

#730-1155 West Pender Street, Vancouver, B.C. V6E 2P4

June 15, 2005.

Consent of Independent Auditors

For this Form 20-F Registration Statement for Cascadia International Resources Inc., I hereby consent to the inclusion or incorporation by reference of my report dated November 18, 2002 in connection with my audit of the financial statements of the company for the year ended July 31, 2002.

Signature

Arthur Lam

Chartered Accountant